Bunge Reports Third Quarter 2026 Results
St. Louis, MO - October 29, 2026 - Bunge Global SA (NYSE: BG) today reported third quarter 2026 results.
•Q3 GAAP diluted EPS from continuing operations of $1.64 vs. $0.86 in the prior year; $2.56 vs. $2.27 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Continued strong performance in Soybean and Softseed Processing and Refining segments, driven by solid execution and the increased capabilities of Bunge’s expanded, more connected global network
•Advanced key value-creation priorities, including Viterra-related synergies, and following quarter-end, started production at Bunge Chevron Ag Renewables' new oilseed processing line in Destrehan, La.
•Maintaining full-year adjusted EPS outlook range of $9.25 to $9.75

➢	Overview
Greg Heckman, Bunge's Chief Executive Officer, commented: "Our team delivered a strong third quarter, demonstrating disciplined execution and the strength of the resilient, diversified business we’ve built. In a complex environment – marked by geopolitical uncertainty, shifting trade flows and evolving government policy – our global platform positioned us to execute on opportunities while effectively managing risk. At the same time, we continued to advance our key value-creation priorities, including Viterra-related synergies and progressing efforts to bring major growth investments online.”

"Looking ahead, we remain confident about the opportunities in front of us and our team’s ability to successfully address the challenges ahead. The long-term demand drivers for our business remain strong. Our global footprint and diversified value chains position us to continue delivering value for our stakeholders, farmers and customers, across the food, feed and fuel industries in any environment."

➢	Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2026	2025	2026	2025
Net income attributable to Bunge	$318	$166	$1,064	$721
Net income per share from continuing operations- diluted (a)	$1.64	$0.86	$5.45	$4.62

Mark-to-market timing differences (b)	$0.28	$0.87	$(0.12)	$0.57
Certain (gains) & charges (c)	$0.64	$0.54	$1.05	$0.37
Adjusted Net income per share from continuing operations-diluted (a) (d)	$2.56	$2.27	$6.38	$5.56

Segment EBIT (d) (e)	$839	$671	$2,384	$1,731
Mark-to-market timing differences (b)	66	246	(35)	120
Certain (gains) & charges (c)	92	7	105	(148)
Adjusted Segment EBIT (d)	$997	$924	$2,454	$1,703

Corporate and Other EBIT (d) (f)	$(172)	$(268)	$(473)	$(462)
Certain (gains) & charges (c)	21	101	91	171
Adjusted Corporate and Other EBIT (d)	$(151)	$(167)	$(382)	$(291)

Total EBIT (d)	$667	$403	$1,911	$1,269
Mark-to-market timing differences (b)	66	246	(35)	120
Certain (gains) & charges (c)	113	108	196	23
Adjusted Total EBIT (d)	$846	$757	$2,072	$1,412

(a)In the third quarter of 2025, Bunge concluded the sale of Viterra Limited's ("Viterra") business in Hungary, as well as part of Viterra's business in Poland (the "Divested Business"). The Divested Business was classified as discontinued operations during Bunge's period of ownership.
(b)Mark-to-market timing impact of certain commodity, freight, and foreign exchange contracts, readily marketable inventories ("RMI"), and related economic hedges associated with committed future operating capacity and sales. See note 2 in the Additional Financial Information section of this release for details.
(c)Certain (gains) & charges included in Total earnings before interest and tax ("EBIT") and Net income attributable to Bunge. See Additional Financial Information for details.
(d)Segment earnings before interest and tax ("Segment EBIT"), Adjusted Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Total EBIT, Adjusted Total EBIT, and Adjusted Net income per share from continuing operations-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(e)Segment EBIT comprises the aggregate EBIT of Bunge’s Soybean Processing and Refining, Softseed Processing and Refining, Tropical Oils and Specialty Ingredients, and Grain Merchandising and Milling reportable segments, and excludes Corporate and Other activities.
(f)Corporate and Other includes salaries and overhead for corporate functions, including acquisition and integration costs related to the Viterra Acquisition, that are not allocated to the Company’s individual reporting segments, as well as certain other activities including Bunge Ventures, the Company's captive insurance activities, and accounts receivable securitization activities.

➢	Third Quarter Results
Reportable Segments
Soybean Processing and Refining

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Volumes (in thousand metric tons)
Soybeans processed	11,745	12,139	34,026	29,553
Soybeans merchandised	5,274	7,246	18,453	13,577
Refined soy oil production	1,051	932	2,841	2,693

Net sales	$11,442	$10,857	$33,065	$25,268

Cost of goods sold	$(10,646)	$(10,359)	$(30,817)	$(23,877)

Selling, general and administrative expenses	$(174)	$(143)	$(481)	$(365)

Foreign exchange gains (losses) – net	$(42)	$(42)	$(142)	$9

EBIT attributable to noncontrolling interests	$(31)	$(3)	$(65)	$(13)

Other income (expense) - net	$(12)	$21	$(15)	$27

Income (loss) from affiliates	$10	$6	$15	$19

Segment EBIT	$547	$337	$1,560	$1,068
Mark-to-market timing differences	18	141	(173)	(45)
Adjusted Segment EBIT	$565	$478	$1,387	$1,023

North America was the largest contributor to the improved performance, driven by stronger processing results, partially offset by lower refining. In South America, improved performance reflected stronger processing results in Argentina and Brazil, partially offset by lower fertilizer and refining results in both countries. Within the destination value chain, stronger processing results in Europe were partially offset by lower origination in South America and processing results in Asia. Global soybean oil merchandising results were lower than last year.

Lower processing volumes in South America and Asia were partially offset by higher volumes in Europe. Processing volumes in the U.S. were in line with last year.

Softseed Processing and Refining

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Volumes (in thousand metric tons)
Softseeds processed	3,606	3,129	10,377	7,270
Softseeds merchandised	743	1,032	3,445	1,142
Refined softseed oil production	872	711	2,619	2,102

Net sales	$4,302	$3,661	$12,301	$6,707

Cost of goods sold	$(3,865)	$(3,372)	$(11,428)	$(6,264)

Selling, general and administrative expenses	$(70)	$(58)	$(194)	$(131)

Foreign exchange gains (losses) – net	$(8)	$11	$40	$43

EBIT attributable to noncontrolling interests	$—	$(1)	$(3)	$(2)

Other income (expense) - net	$(4)	$(5)	$(10)	$(10)

Income (loss) from affiliates	$(2)	$—	$(4)	$(6)

Segment EBIT	$353	$236	$702	$337
Mark-to-market timing differences	(34)	39	67	34
Certain (gains) & charges	10	—	10	—
Adjusted Segment EBIT	$329	$275	$779	$371

While all regions performed well, North America processing and refining were the primary drivers of the improvement. In Europe, stronger processing results were partially offset by lower refining and biodiesel results. In Argentina, processing and refining results were both lower. Global distribution results declined, partially offset by stronger canola origination in Canada and Australia. Softseed oils merchandising improved compared with last year.

Softseed processing volumes increased across all regions, supported by the more favorable margin environment.

Tropical Oils and Specialty Ingredients

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Volumes (in thousand metric tons)	674	639	1,973	1,881

Net sales	$1,295	$1,207	$3,782	$3,442

Cost of goods sold	$(1,220)	$(1,063)	$(3,481)	$(3,174)

Selling, general and administrative expenses	$(59)	$(57)	$(180)	$(176)

Foreign exchange (losses) gains – net	$—	$(2)	$(4)	$(5)

EBIT attributable to noncontrolling interests	$(1)	$(8)	$(12)	$(10)

Other income (expense) - net	$(2)	$—	$(6)	$(5)

Segment EBIT	$13	$77	$99	$72
Mark-to-market timing differences	3	(27)	(9)	27
Certain (gains) & charges	—	1	—	1
Adjusted Segment EBIT	$16	$51	$90	$100

Results were lower in North America, Europe and Asia, primarily driven by near-term margin impacts associated with geopolitical trade disruptions, along with commissioning, ramp-up and plant transition costs related to both our tropical oils and soy protein concentrate businesses. Results from global tropical oils merchandising activities were higher than last year.

Grain Merchandising and Milling

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Volumes (in thousand metric tons)	23,806	24,080	74,216	40,972

Net sales	$6,764	$6,428	$20,555	$11,146

Cost of goods sold	$(6,714)	$(6,285)	$(20,171)	$(10,845)

Selling, general and administrative expenses	$(133)	$(145)	$(389)	$(266)

Foreign exchange (losses) gains – net	$(19)	$(15)	$(75)	$(41)

EBIT attributable to noncontrolling interests	$(6)	$(1)	$(9)	$(6)

Other income (expense) - net	$21	$37	$88	$263

Income (loss) from affiliates	$13	$2	$24	$3

Segment EBIT	$(74)	$21	$23	$254
Mark-to-market timing differences	79	93	80	104
Certain (gains) & charges	82	6	95	(149)
Adjusted Segment EBIT	$87	$120	$198	$209
Higher results in global grain merchandising and commercial services were more than offset by lower results in ocean freight, sugar and wheat milling.

Corporate and Other

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Net sales	$1	$2	$3	$4

Cost of goods sold	$(27)	$(13)	$(30)	$(9)

Selling, general and administrative expenses	$(169)	$(275)	$(498)	$(538)

Foreign exchange gains (losses) – net	$6	$(7)	$(2)	$8

EBIT attributable to noncontrolling interests	$2	$1	$3	$2

Other income (expense) - net	$14	$24	$52	$71

Income (loss) from affiliates	$1	$—	$(1)	$—

Corporate and Other EBIT	$(172)	$(268)	$(473)	$(462)
Certain (gains) & charges	21	101	91	171
Adjusted Corporate and Other EBIT	$(151)	$(167)	$(382)	$(291)

Corporate

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Corporate EBIT	$(168)	$(278)	$(499)	$(485)
Certain (gains) & charges	21	101	91	171
Adjusted Corporate EBIT	$(147)	$(177)	$(408)	$(314)
Other

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Other EBIT	$(4)	$10	$26	$23
Certain (gains) & charges	—	—	—	—
Adjusted Other EBIT	$(4)	$10	$26	$23

The decrease in Corporate expenses was primarily driven by performance-based compensation and favorable foreign exchange impacts. Lower Other results were largely related to our captive insurance program.

Cash Flow

	Nine Months Ended
	Sep 30, 2026	Sep 30, 2025
Cash provided by (used for) operating activities	$(2,302)	$(503)
Certain reconciling items to Adjusted funds from operations (3)	4,310	1,684
Adjusted funds from operations (3)	$2,008	$1,181

Cash used for operations in the nine months ended September 30, 2026, and September 30, 2025, was $2,302 million and $503 million, respectively. The increase of cash used for operations was primarily driven by net changes in working capital, partially offset by higher net income and higher depreciation as a result of the Viterra transaction. Adjusted funds from operations (FFO) was $2,008 million compared to $1,181 million in the prior year.(3)

Income Taxes

For the three months ended September 30, 2026, income tax expense was $168 million compared to $86 million in the prior year. For the nine months ended September 30, 2026, income tax expense was $390 million compared to $290 million in the prior year. The increase for both periods was primarily due to higher pre-tax income in 2026. Adjusting for notable items and mark-to-market timing differences, the quarter-ended adjusted effective income tax rate was approximately 25%.

➢	Outlook(4)
Taking into account third quarter results, the current margin and macro environment and forward curves, Bunge continues to expect full-year 2026 adjusted EPS in the range of $9.25 to $9.75.

Compared to its previous full-year outlook:
•Soybean Processing and Refining results: slightly lower
•Softseed Processing and Refining results: unchanged
•Tropical Oils and Specialty Ingredients results: lower
•Grain Merchandising and Milling results: higher
•Corporate and Other results: unchanged

Additionally, the Company now expects the following for 2026:
•An adjusted annual effective tax rate in the range of 23% to 25% compared to its previous range of 22% to 26%
•Net interest expense in the range of $640 to $670 million compared to its previous range of $620 to $660 million
•Capital expenditures toward the higher end of the $1.5 to $1.7 billion range
•Depreciation and amortization of approximately $975 million

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8 a.m. Eastern (7 a.m. Central) on Thursday, October 29, 2026, to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q3 2026 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in approximately 10 minutes before the scheduled start time.

A call replay will be available later in the day on October 29, 2026, continuing through November 29, 2026. To access it, please dial 1-855-669-9658 in the United States and Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 2757104.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. As a premier agribusiness solutions provider, our dedicated employees partner with farmers across the globe to move agricultural commodities from where they’re grown to where they’re needed—in faster, smarter, and more efficient ways. We are a world leader in grain origination, storage, distribution, oilseed processing and refining, offering a broad portfolio of plant-based oils, fats, and proteins. We work alongside our customers at both ends of the value chain to deliver quality products and develop tailored, innovative solutions that address evolving consumer needs. With 200+ years of experience and presence in over 50 countries, we are committed to strengthening global food security, advancing sustainability, and helping communities prosper where we operate. Bunge has its registered office in Geneva, Switzerland, and its corporate headquarters in St. Louis, Missouri. Learn more at Bunge.com.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:
•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural, trade, tariff and foreign investment policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s business combination with Viterra Limited ("Viterra");
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.
The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.
You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 19, 2026, as well as other risks and uncertainties set forth from time to time in reports subsequently filed with the SEC.

Investor Contact: Mark Haden Bunge Global SA Mark.Haden@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-359-0797 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the three month periods ended September 30, 2026 and 2025.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Three months ended September 30,	2026	2025	2026	2025	2026	2025

Reportable Segments:	$(90)	$(7)	$(0.47)	$(0.04)	$(92)	$(7)
Soybean Processing and Refining	$—	$—	$—	$—	$—	$—

Softseed Processing and Refining	$(8)	$—	$(0.04)	$—	$(10)	$—
Ukraine-Russia war	(8)	—	(0.04)	—	(10)	—

Tropical Oils and Specialty Ingredients	$—	$(1)	$—	$(0.01)	$—	$(1)
Acquisition and integration costs	—	(1)	—	(0.01)	—	(1)

Grain Merchandising and Milling	$(82)	$(6)	$(0.43)	$(0.03)	$(82)	$(6)
Loss on sale of a business	(82)	—	(0.43)	—	(82)	—
Acquisition and integration costs	—	(6)	—	(0.03)	—	(6)

Corporate and Other:	$(34)	$(100)	$(0.17)	$(0.50)	$(21)	$(101)
Acquisition and integration costs	(21)	(100)	(0.10)	(0.50)	(21)	(101)
Ukraine-Russia war	(13)	—	(0.07)	—	—	—

Total	$(124)	$(107)	$(0.64)	$(0.54)	$(113)	$(108)
See Definition and Reconciliation of Non-GAAP Measures.

Reportable Segments
Softseed Processing and Refining
EBIT for the three months ended September 30, 2026 included $10 million of charges resulting from the Ukraine-Russia war, recorded in Cost of goods sold, primarily related to losses from inventory damage.
Tropical Oils and Specialty Ingredients
EBIT for the three months ended September 30, 2025 included $1 million in Selling, general and administrative expenses related to the completed business combination with Viterra.

Grain Merchandising and Milling
EBIT for the three months ended September 30, 2026 included $82 million of charges related to the announced sale of two sugarcane mills in Brazil, which includes $66 million of impairment charges and $16 million of hedge losses, recorded in Cost of goods sold.
EBIT for the three months ended September 30, 2025 included $6 million, in Selling, general and administrative expenses related to the completed business combination with Viterra.
Corporate and Other
The following is a summary of acquisition and integration costs related to the completed business combination with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Three Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025
Cost of goods sold	$(2)	$—
Selling, general and administrative expenses	(19)	(101)
Interest expense	(5)	(13)
Income tax (expense) benefit	5	14
Net income (loss)	$(21)	$(100)

Net Income for the three months ended September 30, 2026 included $13 million of Income tax expense related to deferred tax valuation allowances resulting from the Ukraine-Russia war.

Certain gains and (charges), year-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the nine month periods ended September 30, 2026 and 2025.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Nine months ended September 30,	2026	2025	2026	2025	2026	2025

Reportable Segments:	$(103)	$111	$(0.54)	$0.71	$(105)	$148
Soybean Processing and Refining	$—	$—	$—	$—	$—	$—

Softseed Processing and Refining	$(8)	$—	$(0.04)	$—	$(10)	$—
Ukraine-Russia war	(8)	—	(0.04)	—	(10)	—

Tropical Oils and Specialty Ingredients	$—	$(1)	$—	$(0.01)	$—	$(1)
Acquisition and integration costs	—	$(1)	—	(0.01)	—	$(1)

Grain Merchandising and Milling	$(95)	$112	$(0.50)	$0.72	$(95)	$149
Loss on sale of a business	(82)	$—	(0.43)	—	(82)	—
Acquisition and integration costs	(13)	(6)	(0.07)	(0.03)	(13)	(6)
Gain on sale of a business	—	118	—	0.75	—	155

Corporate and Other:	$(101)	$(169)	$(0.51)	$(1.08)	$(91)	$(171)
Acquisition and integration costs	(88)	(169)	(0.44)	(1.08)	(91)	(171)
Ukraine-Russia war	(13)	—	(0.07)	—	—	—

Total	$(204)	$(58)	$(1.05)	$(0.37)	$(196)	$(23)
See Definition and Reconciliation of Non-GAAP Measures.

Reportable Segments
Softseed Processing and Refining
EBIT for the nine months ended September 30, 2026 included $10 million of charges resulting from the Ukraine-Russia war, recorded in Cost of goods sold, primarily related to losses from inventory damage.
Tropical Oils and Specialty Ingredients
EBIT for the nine months ended September 30, 2025 included $1 million in Selling, general and administrative expenses related to the completed business combination with Viterra.
Grain Merchandising and Milling
EBIT for the nine months ended September 30, 2026 included $82 million of charges related to the announced sale of two sugarcane mills in Brazil, which includes $66 million of impairment charges and $16 million of hedge losses, recorded in Cost of goods sold.
EBIT for the nine months ended September 30, 2026 and 2025 included $13 million and $6 million, respectively, in Selling, general and administrative expenses related to the completed business combination with Viterra.
EBIT for the nine months ended September 30, 2025 also included a $155 million gain on sale from the disposition of our corn milling business in North America, recorded in Other income (expense) - net.
Corporate and Other
The following is a summary of acquisition and integration costs related to the completed business combination with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Nine Months Ended
(US$ in millions)	Sep 30, 2026	Sep 30, 2025
Cost of goods sold	$(5)	$(3)
Selling, general and administrative expenses	(86)	(168)
Interest expense	(20)	(20)
Income tax (expense) benefit	23	22
Net income (loss)	$(88)	$(169)

Net Income for the nine months ended September 30, 2026 included $13 million of Income tax expense related to deferred tax valuation allowances resulting from the Ukraine-Russia war.

➢	Condensed Consolidated Earnings Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2026	2025	2026	2025
Net sales	$23,804	$22,155	$69,706	$46,567
Cost of goods sold	(22,472)	(21,092)	(65,927)	(44,169)
Gross profit	1,332	1,063	3,779	2,398
Selling, general and administrative expenses	(605)	(678)	(1,742)	(1,476)
Foreign exchange gains (losses) – net	(63)	(55)	(183)	14
Other income (expense) – net	17	77	109	346
Income (loss) from affiliates	22	8	34	16
EBIT attributable to noncontrolling interest (a) (1)	(36)	(12)	(86)	(29)
Total EBIT	667	403	1,911	1,269
Interest income	20	57	108	162
Interest expense	(208)	(202)	(586)	(412)
Income tax (expense) benefit	(168)	(86)	(390)	(290)
Noncontrolling interest share of interest and tax (a) (1)	7	(3)	21	(5)
Income (loss) from continuing operations, net of tax	318	169	1,064	724
Income (loss) from discontinued operations, net of tax	—	(3)	—	(3)
Net income (loss) attributable to Bunge (1)	$318	$166	$1,064	$721

Net income (loss) attributable to Bunge shareholders - diluted
Continuing operations	$1.64	$0.86	$5.45	$4.62
Discontinued operations	—	(0.02)	—	(0.02)
Net income (loss) per share - diluted	$1.64	$0.84	$5.45	$4.60
Weighted–average shares outstanding - diluted	194	198	195	157

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2026	2025
Assets
Cash and cash equivalents	$524	$1,135
Time deposits under trade structured finance program	—	208
Trade accounts receivable, net	4,137	3,870
Inventories (a)	16,624	13,198
Assets held for sale	753	191
Other current assets	7,171	5,789
Total current assets	29,209	24,391
Property, plant and equipment, net	11,942	11,678
Operating lease assets	1,616	1,686
Goodwill and other intangible assets, net	3,644	3,450
Investments in affiliates	1,340	1,495
Other non-current assets	1,905	1,828
Total assets	$49,656	$44,528

Liabilities and Equity
Short-term debt	$6,471	$3,883
Current portion of long-term debt	1,331	1,337
Letter of credit obligations under trade structured finance program	—	208
Trade accounts payable	5,576	4,881
Current operating lease obligations	480	499
Liabilities held for sale	266	61
Other current liabilities	5,311	4,258
Total current liabilities	19,435	15,127
Long-term debt	8,944	8,831
Non-current operating lease obligations	1,048	1,097
Other non-current liabilities	2,349	2,051
Total liabilities	31,776	27,106
Redeemable noncontrolling interest	78	53
Total equity	17,802	17,369
Total liabilities, redeemable noncontrolling interest and equity	$49,656	$44,528
(a) Includes RMI of $14,696 million and $11,361 million at September 30, 2026 and December 31, 2025, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(US$ in millions)	2026	2025
Operating Activities
Net income (loss) (1)	$1,129	$755
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	85	15
Foreign exchange (gain) loss on net debt	(87)	(251)
Depreciation, depletion and amortization	742	477
Share-based compensation expense	70	54
Deferred income tax expense (benefit)	(37)	(88)
(Gain) loss on sale of investments and property, plant and equipment	(6)	(155)
Results from affiliates	(40)	(16)
Dividend return on investment	54	32
Other, net	99	51
Changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions:
Trade accounts receivable	(209)	(35)
Inventories	(3,559)	(799)
Secured advances to suppliers	(386)	(281)
Trade accounts payable and accrued liabilities	575	(48)
Advances on sales	(330)	(310)
Net unrealized (gain) loss on derivative contracts	41	(125)
Margin deposits	(379)	(28)
Recoverable and income taxes, net	190	179
Marketable securities	(1)	34
Other, net	(253)	36
Cash provided by (used for) operating activities	(2,302)	(503)
Investing Activities
Payments made for capital expenditures	(1,163)	(1,185)
Acquisitions of businesses (net of cash acquired)	(105)	(4,116)
Proceeds from investments	1,596	1,237
Payments for investments	(1,155)	(2,471)
Settlement of net investment hedges	(8)	(34)
Proceeds from disposal of business and property, plant and equipment	21	946
Proceeds from sale of investments in affiliates	—	100
Payments for investments in affiliates	(56)	(69)
Other, net	30	68
Cash provided by (used for) investing activities	(840)	(5,524)
Financing Activities
Net borrowings (repayments) of short-term debt	2,579	2,451
Net proceeds (repayments) of long-term debt	468	2,252
Repurchases of registered shares	(249)	(545)
Dividends paid to registered shareholders	(414)	(324)
Capital contributions (return of capital) from noncontrolling interests, net	118	30
Sale of redeemable noncontrolling interest	80	206
Acquisition of noncontrolling interest	—	(18)
Other, net	(45)	(31)
Cash provided by (used for) financing activities	2,537	4,021
Effect of exchange rate changes on cash and cash equivalents, restricted cash, and cash held for sale	13	3
Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale	(592)	(2,003)
Cash and cash equivalents, restricted cash, and cash held for sale - beginning of period	1,166	3,328
Cash and cash equivalents, restricted cash, and cash held for sale - end of period	$574	$1,325

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total EBIT and Adjusted Total EBIT
Bunge uses earnings before interest and tax ("EBIT”) to evaluate the operating performance of its individual reportable segments as well as Corporate and Other results. Total EBIT excludes EBIT attributable to noncontrolling interests and EBIT attributable to discontinued operations. Bunge also uses Segment EBIT, Corporate and Other EBIT and Total EBIT to evaluate the operating performance of Bunge’s reportable segments and Total reportable segments together with Corporate and Other activities. Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Soybean Processing and Refining, Softseed Processing and Refining, Tropical Oils and Specialty Ingredients, and Grain Merchandising and Milling reportable segments. Total EBIT is the aggregate of the earnings before interest and taxes of Bunge’s reportable segments, together with its Corporate and Other activities.
Adjusted Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 2 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Segment EBIT, Corporate and Other EBIT, and Total EBIT, respectively.
Segment EBIT, Corporate and Other EBIT, Total EBIT, Adjusted Segment EBIT, Adjusted Corporate and Other EBIT, and Adjusted Total EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability since the measures allow for an evaluation of performance without regard to financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) from continuing operations attributable to Bunge
Adjusted Net Income (loss) from continuing operations excludes temporary mark-to-market timing differences, as defined in note 2 below, and certain gains and (charges), as described in "Additional Financial Information" above, and Income (loss) from discontinued operations, net of tax and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP. Bunge's management believes Adjusted Net income (loss) from continuing operations is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share for 2026. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2026, the most directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements in 2026, and Bunge believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from projected Adjusted Net income per share for 2026.
Below is a reconciliation of Net income (loss) attributable to Bunge, to Total EBIT, and Adjusted Total EBIT:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2026	2025	2026	2025
Net income (loss) attributable to Bunge	$318	$166	$1,064	$721
Interest income	(20)	(57)	(108)	(162)
Interest expense	208	202	586	412
Income tax expense (benefit)	168	86	390	290
(Income) loss from discontinued operations, net of tax	—	3	—	3
Noncontrolling interest share of interest and tax	(7)	3	(21)	5
Total EBIT	$667	$403	$1,911	$1,269

Soybean Processing and Refining EBIT	$547	$337	$1,560	$1,068
Softseed Processing and Refining EBIT	353	236	702	337
Tropical Oils and Specialty Ingredients EBIT	13	77	99	72
Grain Merchandising and Milling EBIT	(74)	21	23	254
Segment EBIT	$839	$671	$2,384	$1,731

Corporate and Other EBIT	$(172)	$(268)	$(473)	$(462)

Total EBIT	$667	$403	$1,911	$1,269
Mark-to-market timing difference	66	246	(35)	120
Certain (gains) & charges	113	108	196	23
Adjusted Total EBIT	$846	$757	$2,072	$1,412

Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) from continuing operations attributable to Bunge:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2026	2025	2026	2025
Net income (loss) attributable to Bunge	$318	$166	$1,064	$721
Adjustment for Mark-to-market timing difference	54	174	(23)	90
(Income) loss from discontinued operations, net of tax	—	3	—	3
Adjusted for Certain (gains) and charges:
Loss on sale of a business	82	—	82	—
Acquisition and integration costs	21	107	101	176
Ukraine-Russia war	21	—	21	—
Gain on sale of a business	—	—	—	(118)
Adjusted Net income (loss) from continuing operations attributable to Bunge	$496	$450	$1,245	$872
Weighted-average shares outstanding - diluted (a)	194	198	195	157
Adjusted Net income (loss) per share from continuing operations - diluted	$2.56	$2.27	$6.38	$5.56
(a) There were less than 1 million anti-dilutive outstanding stock options or contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for each of the three and nine months ended September 30, 2026 and 2025.
Adjusted Funds From Operations
Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this liquidity measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended September 30,		Nine months ended September 30,
(US$ in millions)	2026	2025	2026	2025
Net income (loss) attributable to Bunge	$318	$166	$1,064	$721
EBIT attributable to noncontrolling interest	36	12	86	29
Noncontrolling interest share of interest and tax	(7)	3	(21)	5
Net income (loss)	$347	$181	$1,129	$755
(2)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, RMI, and related futures contracts associated with our committed future operating capacity and sales, as well as certain forward foreign exchange contracts. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(3)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Nine months ended September 30,
(US$ in millions)	2026	2025
Cash provided by (used for) operating activities	$(2,302)	$(503)
Foreign exchange gain (loss) on net debt	87	251
Working capital changes	4,311	1,377
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(65)	(34)
Mark-to-Market timing difference, after tax	(23)	90
Adjusted FFO	$2,008	$1,181
(4)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2026 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.